Exhibit 99.27(d)(2)

                             Individual Term Rider



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                              INDIVIDUAL TERM RIDER

 This rider is a part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions of the policy.

POLICY NUMBER:                        [3000000]

INSURED:                              [John M. Doe]

INITIAL RIDER
INSURANCE AMOUNT:                     [$1,000,000]

INCREASE FACTOR:                      [0]

INCREASE EXPIRY DATE:                 [NA]

MAXIMUM INCREASE AMOUNT:              [$10,000,000]

RIDER DATE:                           [January 10, 2002]

RIDER EXPIRY DATE:                    [October 1, 2067]

INITIAL MONTHLY RIDER CHARGE:         [ $0.14 ]


                                   DEFINITIONS

RIDER ANNIVERSARY
The anniversary of the Rider Date of Issue.

TOTAL RIDER INSURANCE AMOUNT
The Total Rider Insurance Amount is equal to the Initial Rider Insurance Amount plus any Insurance Increases.

                                     GENERAL
RIDER DESCRIPTION
This rider provides flexible term life insurance coverage on the Insured shown above until the Rider Expiry Date, subject to the terms below. There is a monthly charge for rider coverage, and such charge is assessed as a deduction from the Policy Value as part of the monthly deduction for the policy.


RIDER DEATH BENEFIT
Upon receipt of due proof at Our Main Administrative Office that the Insured died while this rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.

The Rider Death Benefit is equal to the Total Rider Insurance Amount minus an amount, not less than zero, equal to either of the following depending on the Death Benefit Option in effect:

   a. the excess, if any, of the policy's Minimum Death Benefit over the policy's Face Amount if the policy's Death Benefit Option is Option 1; or

   b. the excess, if any, of the policy's Minimum Death Benefit over the sum of the policy's Face Amount and the policy's Policy Value if the policy's Death Benefit Option is Option 2.

VR54                                   1
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SUICIDE EXCLUSION
If within two years from the Rider Date of Issue and provided this rider is then in effect, the Insured dies by suicide, whether sane or insane, the amount We pay under this rider will be limited to the cost of insurance charges assessed for this rider.

CONTESTABILITY
We cannot contest the validity of this rider after it has been in effect during the Insured's lifetime for two years from the Rider Date of Issue.

TYPES OF INSURANCE INCREASES
Subject to the Insurance Increase Limitations stated below, if the Increase Factor is not 0, the Total Rider Insurance Amount will increase as follows:

     PREMIUMS PAID INCREASE
     If the Increase Factor is expressed as "Premiums Paid", then the amount of each Insurance Increase will be equal to the premiums paid during the most recent Policy Month, less any amounts refunded to comply with the policy's Total Premium Limit.

     PERCENTAGE INCREASE
     If the Increase Factor is a percent, then the amount of the Insurance Increase will be equal to the Increase Factor multiplied by the sum of the previous year's Total Rider Insurance Amount and the policy's Face Amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.

     DOLLAR INCREASE
     If the Increase Factor is a dollar amount, then the amount of the Insurance Increase will be equal to the applicable dollar amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.

     VARYING SCHEDULE INCREASES
     If the Increase Factor is expressed as "Scheduled", then the amount of the Insurance Increase will be as shown in the schedule attached to this rider.

INSURANCE INCREASE LIMITATIONS
The Insurance Increases will be subject to the following limitations:

   a. Insurance Increases will not occur after the Increase Expiry Date;

   b. The total of all Insurance Increases cannot exceed the Maximum Increase Amount shown above;

   c. You may, by Written Request, decrease, but not increase, the applicable Insurance Increase on any Rider Anniversary;

   d. If the Increase Factor is decreased for Percentage or Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future Insurance Increases;

   e. You cannot change the type of Insurance Increase;

   f. Insurance Increases will no longer be provided following a change from Death Benefit Option 1 to Death Benefit Option 2.

VR54                                   2
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PARTIAL SURRENDERS OF CASH SURRENDER VALUE AND FACE AMOUNT DECREASES
While this rider is in effect the Basic Policy shall be amended to provide that requests for a partial surrender or Face Amount decrease under the Basic Policy will first reduce the Total Rider Insurance Amount. The fee is described on the policy's Schedule Pages. No Partial surrender charges will apply to the reduction in the Total Rider Insurance Amount.

If such surrenders or decreases in Face Amount reduce the Total Rider Insurance Amount to zero, any additional partial surrender or decrease will then reduce the policy Face Amount and Policy Value in accordance with the regular non-amended terms of such provisions. Thereafter, no Insurance Increases will be provided unless we agree otherwise.

TOTAL RIDER INSURANCE AMOUNT DECREASES
You may decrease the Total Rider Insurance Amount by Written Request. Thereafter, no Insurance Increases will be provided unless we agree otherwise.

MONTHLY CHARGE
The monthly charge for this rider is equal to the monthly cost of insurance rate multiplied by the Rider Death Benefit. The Initial Monthly Rider Charge is shown above. The monthly charge changes and generally increases each policy month based upon the cost of insurance rate and the Rider Death Benefit. The monthly charge is deducted from the Policy Value as part of the monthly deduction for the policy.

The cost of insurance rate is based on the Insured's age nearest birthday on the Rider Date of Issue, risk class, sex, and duration from such Rider Date of Issue. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this rider, or such lower rate as We may declare. Higher Guaranteed Maximum Cost of Insurance Rates than those shown will apply to Substandard risks. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insured after the Rider Date of Issue, and based on Our future mortality, expense, lapse and investment expectations.

TERMINATION OF THIS RIDER
This rider and all insurance under it will terminate on the earliest of the following dates:

   1. the Rider Expiry Date;

   2. termination of the Basic Policy;

   3. the date of payment of the Rider Death Benefit;

   4. the date, if any, that the Total Rider Insurance Amount is first reduced to zero;

   5. the first Monthly Calculation Day following Our receipt at Our Main Administrative Office from You of a Written Request to cancel this rider.


                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

VR54                                   3
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           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                       PER $1.00 OF RIDER DEATH BENEFIT *

  Attained
    Age                  Male                   Female                 Unisex
    ---                  ----                   ------                 ------

    18                 0.0002108              0.0001442              0.0001975
    19                 0.0002175              0.0001475              0.0002033
    20                 0.0002208              0.0001500              0.0002075
    21                 0.0002217              0.0001517              0.0002083
    22                 0.0002200              0.0001533              0.0002067
    23                 0.0002175              0.0001550              0.0002050
    24                 0.0002142              0.0001575              0.0002033
    25                 0.0002100              0.0001592              0.0002000
    26                 0.0002067              0.0001617              0.0001983
    27                 0.0002050              0.0001642              0.0001967
    28                 0.0002042              0.0001675              0.0001967
    29                 0.0002050              0.0001708              0.0001983
    30                 0.0002067              0.0001750              0.0002000
    31                 0.0002108              0.0001792              0.0002042
    32                 0.0002150              0.0001833              0.0002083
    33                 0.0002217              0.0001875              0.0002150
    34                 0.0002292              0.0001942              0.0002217
    35                 0.0002383              0.0002000              0.0002308
    36                 0.0002492              0.0002092              0.0002408
    37                 0.0002625              0.0002200              0.0002542
    38                 0.0002792              0.0002325              0.0002683
    39                 0.0003025              0.0002475              0.0002900
    40                 0.0003275              0.0002642              0.0003142
    41                 0.0003567              0.0002858              0.0003425
    42                 0.0003858              0.0003108              0.0003708
    43                 0.0004192              0.0003350              0.0004033
    44                 0.0004542              0.0003600              0.0004342
    45                 0.0004933              0.0003858              0.0004717
    46                 0.0005333              0.0004117              0.0005092
    47                 0.0005767              0.0004392              0.0005492
    48                 0.0006217              0.0004692              0.0005908
    49                 0.0006725              0.0005017              0.0006383
    50                 0.0007267              0.0005375              0.0006892
    51                 0.0007908              0.0005750              0.0007475
    52                 0.0008625              0.0006175              0.0008125
    53                 0.0009433              0.0006667              0.0008875
    54                 0.0010358              0.0007158              0.0009708
    55                 0.0011342              0.0007683              0.0010592

* The cost of insurance rates above apply only to Standard Risks. Higher cost of insurance rates will apply to Substandard Risks.

VR54                                   4
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           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                 PER $1.00 OF RIDER DEATH BENEFIT (CONTINUED) *

  Attained
    Age                  Male                   Female                 Unisex
    ---                  ----                   ------                 ------

    56                 0.0012417              0.0008200              0.0011558
    57                 0.0013533              0.0008700              0.0012542
    58                 0.0014725              0.0009175              0.0013583
    59                 0.0016000              0.0009683              0.0014700
    60                 0.0017417              0.0010258              0.0015950
    61                 0.0019000              0.0010975              0.0017333
    62                 0.0020792              0.0011875              0.0018925
    63                 0.0022817              0.0013025              0.0020758
    64                 0.0025067              0.0014358              0.0022808
    65                 0.0027542              0.0015808              0.0025033
    66                 0.0030175              0.0017333              0.0027400
    67                 0.0032975              0.0018883              0.0029908
    68                 0.0035958              0.0020408              0.0032533
    69                 0.0039183              0.0022058              0.0035383
    70                 0.0042800              0.0023950              0.0038558
    71                 0.0046908              0.0026250              0.0042200
    72                 0.0051625              0.0029108              0.0046408
    73                 0.0057025              0.0032617              0.0051275
    74                 0.0063042              0.0036758              0.0056733
    75                 0.0069542              0.0041425              0.0062658
    76                 0.0076408              0.0046550              0.0068958
    77                 0.0083550              0.0052042              0.0075508
    78                 0.0090892              0.0057908              0.0082283
    79                 0.0098642              0.0064300              0.0089450
    80                 0.0107075              0.0071492              0.0097317
    81                 0.0116433              0.0079733              0.0106100
    82                 0.0127025              0.0089267              0.0116108
    83                 0.0138950              0.0100242              0.0127458
    84                 0.0151942              0.0112458              0.0139858
    85                 0.0165700              0.0125775              0.0153158
    86                 0.0179933              0.0140067              0.0167017
    87                 0.0194517              0.0155267              0.0181450
    88                 0.0209375              0.0171358              0.0196342
    89                 0.0224567              0.0188433              0.0211833
    90                 0.0240250              0.0206650              0.0228075
    91                 0.0256725              0.0226275              0.0245383
    92                 0.0274575              0.0247875              0.0264475
    93                 0.0294783              0.0272467              0.0286042
    94                 0.0320558              0.0302583              0.0313475
    95                 0.0357458              0.0343767              0.0351967
    96                 0.0416600              0.0407050              0.0412717
    97                 0.0520217              0.0514550              0.0517500
    98                 0.0712808              0.0710508              0.0712158
    99                 0.0833333              0.0833333              0.0833333

* The cost of insurance rates above apply only to Standard Risks. Higher cost of insurance rates will apply to Substandard Risks.

VR54                                   5